Calculation of Filing Fee Tables

Form S-8

(Form Type)

NetApp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2021 Plan (as defined below)	457(h)	3,250,000(3)	$120.495	$391,608,750	0.00015310	$59,955.30

Total Offering Amounts					$391,608,750		$59,955.30

Total Fee Offsets							—

Net Fee Due							$59,955.30

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of NetApp, Inc.’s (the “Registrant”) common stock, $0.001 par value per share (“Common Stock”) that become issuable under the NetApp, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on November 19, 2024, as reported on The Nasdaq Global Select Market.

(3)

Represents an additional 3,250,000 shares of Common Stock issuable under the 2021 Plan. The Registrant previously filed registration statements on Form S-8 (File Nos. 333-259520 and 333-274538) with respect to shares issuable under the 2021 Plan.

(4)	The Registrant does not have any fee offsets.